EXHIBIT 10.1

Term Sheet

Glanz, Inc. (DBA Corner Media)

September 1, 2017

Summary of the Transaction

Carbon Sciences, Inc. (“Carbon Sciences” or “we”) intends to build a substantial digital locations company through the strategic acquisition of solutions providers and related assets. This term sheet describes a proposed transaction whereby Glanz, Inc. (DBA Corner Media), a Delaware c-corporation (“Glanz” or “You”) will sell all its assets to a newly formed corporation owned by Carbon Sciences (‘Newco”) and Newco will assume certain liabilities and continue as the successor to Glanz. After the sale, Glanz will be the holder of the Consideration paid in this transaction.

Goal of the Transaction

By combining our respective businesses and efforts to grow organically and through additional acquisitions, we believe that we can build a dominant digital locations business that creates significant shareholder value. We believe that by doing so, you, as well as our existing shareholders, will realize greater economic value than if we continue on independent paths.

Consideration
At the Closing, Carbon Sciences will pay you the Total Purchase Price in the form of the following:

A. Convertible Preferred Stock with the right to convert the Preferred Stock into Common Stock.(“Preferred Stock”)	Holders of Preferred Stock receive preferential treatment over common stock holders in the event of liquidation or other forms of distribution.

• 50,000 shares of Preferred Stock convertible into 125,000,000 shares of Carbon Sciences Common Stock “Common Stock”)
• Preferred Stock does not pay a dividend
• Preferred Stock does not have voting rights

B. Assumption of liabilities in the total amount of $500,000.

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Stock Restrictions

For a period of two years after closing, you may not sell or distribute any of your Preferred Stock and/or covert any of your Preferred Stock into shares of Common Stock.

After the 2-year lock-up period expires, you may convert any or all of your Preferred Stock into shares of Common Stock and sell your shares of Common Stock in the public market.

However, by agreement with Carbon Sciences, you will, at all times, be subject to the restrictions, conditions and requirements applicable to an affiliate of Carbon Sciences, as currently described in Rule 144 of the Securities Act of 1933, as amended, even if you or your assignees and successors are not affiliates of Carbon Sciences.

We believe that the Glanz business requires significant management efforts and resources to become a going concern.

Therefore, we contemplate that you will be long-term holders of your Carbon Sciences stock and that you are committed to achieving our mutual goal of building long-term shareholder value.

Assumption of Liabilities

Newco to assume and pay certain liabilities in the total amount of $500,000, including:

•	Accrued compensation in the amount of $10,000 owed to Joe Kunigonis
•	$300,000 of the principal amount of the Orchestra Financial LLC revolving LOC. (The balance of the principal and accrued interest to be converted into Glanz common stock.)
•	$190,000 of accounts payable.

Employment Relationships
Employment relationships, compensation and stock options for Joseph B. Kunigonis and Thomas M. Farasy, to be determined prior to Closing.

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Financial Performance

You have represented to Carbon Sciences that Glanz’s minimum financial performance, on a proforma basis, is or will be as follows:

•	2015 Revenue = $_____ (non-GAAP) / Net Income = $______
•	2016 Revenue = $_____ / Net Income = at least $_____
•	2017 Revenue (forecast) = approximately $_____ / Net Income (Loss) (forecast) = approximately of $______

Closing		Steps to Closing
Closing is subject to Carbon Sciences’ satisfactory due diligence and review of Glanz’s financial books and records.	•	Draft the asset purchase agreement and other closing documents.
	•	Carbon Sciences to provide Glanz with a detailed due diligence checklist describing the scope and requirements of the due diligence process.
	•	Carbon Sciences to provide Glanz with a current capitalization table.
	•	Carbon Sciences continues due diligence process.
	•	Upon completion of Carbon Sciences’ satisfactory due diligence, we close the transaction.
	•	Closing includes the execution of the asset purchase agreement and other closing documents, issuance of the Convertible Preferred Stock and execution of the Employment Agreements and stock options.
	•	Public disclosure of the transaction.

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Post-Closing
After closing, Carbon Sciences will engage and pay for an independent audit firm to audit Glanz’s books and records for the last two tax years.

Glanz will provide access to its books and records on reasonable advance notice from the Carbon Sciences officers, auditors and attorneys upon request. Glanz to acknowledge and agree to comply with all legal, tax, regulatory and audit requests in a timely manner.

Any comments on tax matters herein will not be deemed as tax advice and you are advised to seek independent tax counsel on any and all matters.

The terms and conditions set forth herein represent an agreement in principle and any binding agreement among the parties described herein is subject to the review and execution of definitive documents that are mutually acceptable.

Agreed and accepted as of September 1, 2017:

Glanz, Inc.

/s/ Imre Eszenyi

By: Imre Eszenyi, Chairman of the Board

Carbon Sciences, Inc.

/s/ Gerard Hug

By: Gerard Hug, CEO

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